Exhibit 5.3

February 19, 2020

Hecla Mining Company

6500 North Mineral Drive

Suite 200

Coeur d’Alene, ID

83815-9408

Dear Ladies and Gentlemen:

Re:	Hecla Mining Company (“Hecla”) – 7.250% Senior Notes due 2028

I have acted as Idaho counsel to Mines Management, Inc. (the “Corporation”) in connection with the underwriting agreement, dated February 13, 2020, among Hecla, the Corporation, and J.P. Morgan Securities LLC, as representative of the underwriters set forth in Schedule 1 therein (collectively, the “Underwriters”), among others (the “Underwriting Agreement”), pursuant to which Hecla agreed to sell, and the Underwriters agreed to purchase, 7.250% Senior Notes due 2028 in the aggregate principal amount of US$475,000,000 (collectively, the “Notes”).

The Notes have been issued pursuant to (a) an indenture dated February 19, 2020 (the “Base Indenture”), among Hecla, the Corporation, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), among others, as supplemented by the First Supplemental Indenture, dated February 19, 2020 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among Hecla, the Corporation, and the Trustee, among others; (b) a registration statement on Form S-3 under the United States Securities Act of 1933, as amended (the “Securities Act”) filed with the United States Securities and Exchange Commission (the “Commission”) on February 22, 2019 (File No. 333-229803) (the “Registration Statement”), as amended by the post-effective date amendment dated February 10, 2020 (the “Post-Effective Date Amendment”); and (c) a base prospectus dated February 22, 2019 and included in the Registration Statement (the “Base Prospectus”), a preliminary prospectus supplement, dated February 10, 2020 and filed with the Commission pursuant to Rule 424(b) under the Securities Act (together with the Base Prospectus, the “Preliminary Prospectus”), and a prospectus supplement dated February 13, 2020 and filed with the Commission pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement”).

Capitalized terms used but not otherwise defined herein have the meanings assigned thereto in the Underwriting Agreement.

1.	TRANSACTION DOCUMENTS

I have examined an executed copy of each of the following documents (collectively, the “Transaction Documents”):

(a)	the Underwriting Agreement;

(b)	the Prospectus Supplement;

(c)	the Post-Effective Date Amendment;

(d)	the Indenture;

(e)	the notation of guarantee representing the Guarantee of the Corporation, dated February 19, 2020;

(f)	the Registration Statement;

(g)	the Base Prospectus; and

(h)	the Preliminary Prospectus.

2.	EXAMINATIONS AND INVESTIGATIONS

Documents. I have also examined and relied upon originals or copies, certified or otherwise identified to my satisfaction, of the following:

(a)

the articles of incorporation (the “Articles of Incorporation”), certified as of February 6, 2020, for the Corporation under the Idaho Business Corporation Act (the “ACT”), a copy of which has been delivered to you,

(b)	a certificate of existence for the Corporation, dated as of February 6, 2020, certified by the Secretary of State of the State of Idaho (the “Certificate of Existence”), and

(c)	a certificate, dated the date of this opinion, of an officer of the Corporation (the “Officer’s Certificate”), a copy of which had been delivered to you.

Minute book review. Except for the corporate records forming part of the Officer’s Certificate, I have not reviewed the minute books of the Corporation.

3.	ASSUMPTIONS

(a)	Authenticity. I have assumed:

(i)	the legal capacity of all individuals signing documents,

(ii)	the genuineness of all signatures,

(iii)	the authenticity and completeness of all documents submitted to me as originals,

(iv)	the conformity to authentic original documents of all documents submitted to me as copies, and

(v)	the continuing accuracy of the Articles of Incorporation as of the date of this opinion, as if issued on that date.

(b)	Public records. I have assumed the completeness, accuracy, and currency of:

(i)	the indices and filing systems maintained at the public offices where I searched or made inquiries,

(ii)	all documents supplied or otherwise conveyed to me by public officials, and

(iii)	all facts set out in those documents and in official public records.

(c)	Enforceability. I have assumed:

(i)	the due authorization, execution, and delivery of the Transaction Documents by all parties thereto, other than the Corporation;

(ii)	the due execution and delivery of the Transaction Documents by the Corporation to the extent such matters are not governed by the laws of the Jurisdiction (defined below); and

(iii)	that each of the Transaction Documents constitutes a legal, valid, and binding obligation of each of the parties thereto, enforceable against each such party in accordance with its terms.

(d)	Securities law matters. I have assumed that:

(i)

no order, ruling, or decision of any court or regulatory or administrative body is in effect at any material time that restricts any trades in securities of Hecla or that affects any person or company (including Hecla or any of its affiliates) that engages in such trade; and

(ii)	the Registration Statement, as amended by the Post-Effective Date Amendment, is effective under the Securities Act and such effectiveness has not been terminated or rescinded.

4.	RELIANCE

(a)	Status. In expressing the opinion in section 6(a), I have relied and my opinion is based solely upon the Certificate of Existence and the Officer’s Certificate.

(b)	Matters of fact in the Officer’s Certificate. I have relied solely upon the Officer’s Certificate as to the matters of fact set out in that certificate, without independently verifying those facts.

5.	LAWS ADDRESSED

The opinions expressed herein are limited to the laws of the State of Idaho (the “Jurisdiction”). The opinions given herein are given as of the date of this opinion and solely with respect to the laws of the Jurisdiction in effect as of the date of this opinion. It is not, in the absence of specific instructions to the contrary, my practice to update opinions to reflect changes in the law or practice.

—

Based upon and subject to the foregoing and subject to the qualifications expressed herein, I am of the opinion that:

(a)	Status. The Corporation is a corporation validly existing and in good standing under the laws of the State of Idaho.

(b)

Power and capacity. The Corporation has corporate power and capacity to carry on its business and to own properties and assets as described in the Time of Sale Information and the Prospectus, and to execute, deliver and perform its obligations under the Transaction Documents to which it is a party and to carry out the transactions contemplated under such Transaction Documents.

(c)

Authorization. The Corporation has taken all necessary corporate action to authorize its execution and delivery of, and the performance of its obligations under, the Transaction Documents to which it is a party.

(d)

Execution and delivery. The Corporation has, to the extent that execution and delivery are governed by the laws of the Jurisdiction, duly executed and delivered the Transaction Documents to which it is a party.

(e)

No breach. The execution, delivery, and performance by the Corporation of its obligations under each Transaction Document to which it is a party do not and will not breach or result in a default under:

(i)	its Articles of Incorporation or by-laws, or

(ii)	to the best of my knowledge, any law, statute, rule, or regulation to which it is subject.

(f)

No regulatory approval required. No authorization, consent, permit, or approval of, other action by, filing with, or notice to, any governmental agency or authority, regulatory body, court, or other similar entity having jurisdiction is required in connection with the execution, delivery and performance by the Corporation of the Transaction Documents to the extent a party thereto, and the consummation of the transactions contemplated thereby except such as have been obtained or made by the Corporation and are in full force and effect under the Securities Act and applicable state securities or blue sky laws.

7.	USE OF OPINION

I consent to the filing of this opinion as an exhibit to Hecla’s Current Report on Form 8-K dated February 19, 2020. In giving the foregoing consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours truly,

/s/ Michael Clary, Esq.